UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WIZZARD SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Colorado

87-0609860

(State or Other Jurisdiction

(IRS Employer ID No.)

of incorporation or organization)

5001 Baum Blvd. Suite 770

Pittsburgh, Pennsylvania 15213

(Address of Principal Executive Offices)

2012 Stock Option Plan

(Full Title of the Plan)

Christopher J. Spencer

5001 Baum Blvd. Suite 770

Pittsburgh, Pennsylvania 15213

(Name and Address of Agent for Service)

(412) 621-0902

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of ‘‘large accelerated filer,” “accelerated filer’’ and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐          Accelerated filer☐           Smaller reporting company☒         Non-accelerated filer☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee *
$0.001 par value common voting stock	3,000,000	$2.34	$7,020,000	$804.49

     *  Calculated according to Rule 457(h) and (c) of the Securities and Exchange Commission, based upon the average of the     closing bid and ask prices of our common stock on the NYSE AMEX Exchange on July 19, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

A copy of the 2012 Stock Option Plan of Wizzard Software Corporation, a Colorado corporation (“Wizzard,” the “Company,” “we,” “our,” and “us” or words of similar import),

(the “2012 Plan”) is attached hereto and incorporated herein by reference.

A summary of the 2012 Plan is set forth below.  This summary is qualified in its entirety by the full text of the 2012 Plan, which is attached to this Registration Statement as Exhibit 99.1.  Any capitalized terms not otherwise defined in this summary shall have the meaning ascribed to such terms in the 2012 Plan.  For additional information about the 2012 Plan and its administrators, contact Wizzard Software Corporation, Attn: Christopher J. Spencer, 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213 (412) 621-0902.

Purpose and Duration

The purpose of the 2012 Plan is to induce certain designated persons to continue to provide valuable services to the Company and to encourage such persons to secure or increase on reasonable terms their stock ownership in the Company.  The Board of Directors of the Company believes the 2012 Plan is in the best interest of the Company and will promote the success of the Company.  This success will be achieved by encouraging continuity of management and increased incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and implementing the long-range plans of the Company.

The term of the 2012 Plan shall be 10 years.  The termination of the 2012 Plan shall not affect any options then outstanding thereunder.  The Company’s Board of Directors may make such modifications to the 2012 Plan as it deems advisable but may not, without further approval of the stockholders of the Company, except as provided in Section 7 thereof: (a) increase the number of shares reserved for options under the 2012 Plan; (b) change the manner of determining the option price for Incentive Stock Options; (c) increase the maximum term of the options provided for therein; or (d) change the class of persons eligible to receive options under the 2012 Plan.

ERISA

The 2012 Plan itself is not subject to ERISA.  However, it is possible that, depending on the terms of any award granted under the 2012 Plan, the Option Agreement with an individual 2012 Plan participant might result in that particular agreement being subject to ERISA.

Administration

The 2012 Plan shall be administered by the Board of Directors of the Company.  At all times subject to the authority of the Board of Directors, the Board of Directors may from time to time delegate some or all of its authority under the Plan to a Committee consisting of three (3) or more Directors, and/or obtain assistance or recommendations from such Committee.  If no separate committee is appointed, the Board shall constitute the Committee, and references to the Committee shall include the entire Board of Directors.

The Company shall grant options pursuant to the 2012 Plan upon determinations of the Committee as to which of the eligible persons shall be granted options, the number of shares to be optioned and the term during which any such options may be exercised.  At all times, a majority of the members of the Committee making determinations about the grant of options to employee-directors or employee-officers must be disinterested in the grant being made.  The Committee may from time to time adopt rules and procedures for carrying out the 2012 Plan and interpretations and constructions of any provision of the 2012 Plan, which shall be final and conclusive.

Securities to be Offered

An aggregate of 3,000,000 shares of the Company's authorized but unissued shares of common stock are made available for grant under the 2012 Plan, and shall be reserved for issuance thereunder.  The aggregate number of shares available under the 2012 Plan shall be subject to adjustment on the occurrence of any of the events and in the manner set forth in Section 7 of the 2012 Plan.  If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall (unless the 2012 Plan shall have been terminated) become available for other Options under the 2012 Plan.

Employees Who May Participate in the Plan

Incentive Stock Options under the 2012 Plan may only be granted to such employees of the Company or any subsidiary thereof, as selected by the Board of Directors of the Company or the Committee to which the Board may delegate some or all of its authority under the 2012 Plan.  Non-Qualified Stock Options may be granted to key employees, non-employee directors and any other persons providing valuable services to the Company.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

Whenever the Committee shall designate an optionee, it shall communicate to the Secretary of the Company the name of the optionee, the number of shares to be optioned and such other terms and conditions as it shall determine, not inconsistent with the provisions of the 2012 Plan.  The President or other officer of the Company shall then enter into an Option Agreement with the Optionee, complying with and subject to the following terms and conditions and setting forth such other terms and conditions of the Option as determined by the Committee:

(a)  Number of shares and option price.  The Option Agreement shall state the total number of shares to which it pertains.  The price of Incentive Stock Option Stock shall be not less than one hundred percent (100%) of the Fair Market Value of the Option Stock at the Option Date. In the event an Incentive Stock Option is granted to an employee, who, at the Option Date, owns more than ten percent (10%) of the voting power of all classes of the Company's stock then outstanding, the price of the shares of Option Stock which will be covered by such Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Option Stock at the Option Date.  Non-Qualified Options may be granted at a price equal to, greater than or less than Fair Market Value at the date of grant.  The Option price shall be subject to adjustment as provided in Section 7 of the 2012 Plan.

(b)  Period of options and right to exercise.  Options granted under the 2012 Plan shall be subject to such terms and conditions, shall be exercisable at such times and shall be evidenced by such form of written Option Agreement as the Committee shall determine, provided that such determinations are not inconsistent with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  The Option Agreement may, at the discretion of the Committee, provide for the acceleration of vesting of Options upon a "Change in Control" of the Company, as defined in Section 6(h) of the 2012 Plan.

In addition, no option granted, shall by its terms, be exercisable after the expiration of ten (10) years from the date such option is granted.  Except, however, Incentive Stock Options granted to any employee who at the option date owns more than ten percent (10%) of the voting power of all shares of the classes of Company's stock then outstanding, may not be exercisable after expiration of five (5) years from the option date.  The period during which the option may be exercised, once it is granted, shall not be reduced, except as provided in the 2012 Plan. The exercise of any option will be contingent upon receipt by the Company of payment as provided in the 2012 Plan for the full purchase price of such shares.  No optionee or his or her legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until certificates for such shares are issued under the terms of the 2012 Plan.

An option may be exercised, in whole or in part, at such time or times and with respect to such number of shares, as the Board of Directors, in its sole discretion, shall determine at the time that the option is granted.  The option terms shall be set forth in the Option Agreement granting the option.  Such option shall be exercisable only within the option period and only by (i) written notice to the Company of intent to exercise the option with respect to a specified number of shares of stock; (ii) tendering the original Option Agreement to the Company; and (iii) payment to the Company of the amount of the option purchase price for the number of shares of stock with respect to which the option is then exercised.  Payment of the option purchase price may be made in cash, by cashier's check (by personal check at the discretion of the Company) or by a "cashless exercise" procedure established between the Company and a stock brokerage firm, subject to compliance with applicable securities laws.  When shares of stock are issued to the optionee pursuant to the exercise of an option, the fact of such issuance shall be noted on the Option Agreement by the Company before the Agreement is returned to the optionee.  When all shares of optioned stock covered by the Option Agreement have been issued to the optionee, or the option shall expire, the Option Agreement shall be canceled and retained by the Company.

Reports

The Committee shall create and maintain a ledger to record the status of all awards granted under the 2012 Plan.  The plan ledger is the official record of the existence and exercise of any award.  Unless otherwise determined by the Board or as required by the Code, no status reports on awards made to employees will be given.

Certain Federal Tax Effects

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise and vesting of awards under the 2012 Plan and the subsequent sale of common stock acquired under the 2012 Plan.  The tax consequences of awards vary depending upon the participant.  Also, the tax consequences of the grant, exercise or vesting of awards vary depending upon the particular circumstances and applicable law.  The income tax laws, regulations and interpretations thereof change frequently.  Participants are solely responsible for all federal, state and other income, transfer, estate and other taxes, interest, penalties and related charges arising from or related to the awards.  Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.  The Company does not offer or render any tax advice relating to the awards.

Nonqualified Stock Options.  There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option at fair market value under the 2012 Plan.  When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price; and the Company will be allowed a corresponding deduction.  Any gain that the optionee realizes when the optionee later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Option. There typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option.  If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss; and the Company will not be entitled to a federal income tax deduction.  If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount.  While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Limitations on Transfer; Beneficiaries

Each option granted under the 2012 Plan shall, by its terms, not be transferable by the optionee other than by will or by the laws of descent and distribution, and shall be, during the optionee's lifetime, exercisable only by the optionee.  Except as permitted by the preceding sentence, each option granted under the 2012 Plan and the rights and privileges thereby conferred shall not be transferred, assigned or pledged in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.  Upon any attempt to so transfer, assign, pledge, or otherwise dispose of the option, or of any right or privilege conferred thereby, contrary to the provisions of the option or the 2012 Plan, or upon levy of any attachment or similar process upon such rights and privileges, the option, and such rights and privileges, shall immediately become null and void.

Forfeiture Events; Acceleration Upon Certain Events

Unless the Option Agreement otherwise provides, in the event that an optionee shall cease to be employed by (or performing services for, in the event of a Nonqualified Stock Option) the Company for any reason other than death, subject to the condition that no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted, such optionee shall have the right to exercise any outstanding Options at any time within three (3) months after the termination of employment (or service in the case of a Nonqualified Stock Option).  Notwithstanding the foregoing, in the case of a disabled employee or other optionee, the Board of Directors at its discretion may permit exercise of options within one year of termination of employment). In the event an optionee shall cease to be employed, or in the case of an independent consultant, shall cease to provide services to the Company, for "cause," any outstanding options in favor of such optionee shall immediately terminate and such optionee shall have no right to exercise any such options.  For purposes of the 2012 Plan, the terms "disability "and "cause" shall have the meanings ascribed such terms in the employment or independent consulting agreements between the Company and any such optionees.

If an optionee holding a "Qualified Stock Option" shall die (i) while in the employ of or while providing services to the Company or any Subsidiary, or (ii) within a period of three (3) months after the termination of his or her employment with the Company or any subsidiary, and in either case shall not have fully exercised his or her options, any options granted pursuant to the 2012 Plan shall be exercisable until the earlier of the originally stated date of termination or one year from the date of death.  Such option shall be exercised pursuant to subparagraph 6(f) of the 2012 Plan by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution, and only to the extent that such options were exercisable at the time of his or her death.

Item 2.  Registrant Information and Employee Plan Annual Information.

Copies of our 2012 Plan, our 10-K Annual Report for the year ended December 31, 2011, all of our 10-Q Quarterly Reports and any of our Current Reports filed with the Securities and Exchange Commission (the "Commission") during the past 12 months will be provided to the 2012 Plan's participants and are incorporated by reference in the Section 10(a) prospectus.

We also undertake to furnish, without charge, to such participants or persons purchasing any of our securities registered hereby, copies of all of such documentation upon oral or written request.  Requests should be directed to Christopher J. Spencer, our President, at the address and telephone appearing on the Cover Page of this Registration Statement.

Additional information regarding us may be reviewed at the Commission's web site www.sec.gov, in the Edgar Archives.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

(a)  Our 10-K Annual Report for the calendar year ended December 31, 2011, filed with the Commission on March 30, 2012; and

(b)  Our 10-Q Quarterly Report for the quarter ended March 31, 2012, filed with the Commission on May 15, 2012.

We are authorized to issue two classes of securities, being comprised of 200,000,000 shares of $0.001 par value common voting stock and 10,000,000 shares of $0.001 par value preferred stock.  The holders of our $0.001 par value common stock have traditional rights as to voting, dividends and liquidation.  All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed.  Our common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of our liquidation, the holders of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

See Item 3 above.

Item 5.  Interest of Named Experts and Counsel.

Branden T. Burningham, Esq., who has prepared an opinion letter regarding the authorization, issuance and fully-paid and non-assessable status of our securities covered by this Registration Statement presently, owns no shares of our common stock and is not deemed to be an affiliate of ours or a person associated with an affiliate of ours.  He may be entitled to participate in the 2012 Plan.

Item 6.  Indemnification of Directors and Executive Officers.

Section 7-109-102 of the Colorado Corporations and Associations Act, (the "Colorado Code") authorizes a Colorado corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by the Articles of Incorporation, Section 7-109-105 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.  Section 7-109-107 extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 7-109-103 requires that a corporation indemnify a director who was wholly successful in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.  Unless limited by the Articles of Incorporation, Section 7-109-107 also extends this protection to officers of a corporation.

Pursuant to Section 7-109-104, the corporation may advance a director's expenses incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 7-109-102.  Unless limited by the Articles of Incorporation, Section 7-109-107 extends this protection to officers of a corporation as well.

Regardless of whether a director, officer, employee or agent has the right to indemnity under the Colorado Code, Section 7-109-108 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article VIII of our Bylaws reiterates the provisions of Section 7-109-102 of the Colorado Code, and extends this protection to officers and employees of our Company.  Article VIII also provides that a judgment or conviction, whether based upon a plea of guilty or nolo contendere or its equivalent, or after trial, shall not in and of itself be deemed to be an adjudication that such director, officer or employee is liable to our Company for negligence or misconduct in the performance of his or her duties. This determination can be made, at the option of the director, officer or employee seeking indemnification in any of the following manners: (a) order of the court or administrative agency having jurisdiction of the action, suit or proceeding; (b) resolution of a majority of the non-interested members of the Board of Directors; (c) if there is no quorum after excluding interested directors, by majority resolution of a committee of non-interested stockholders and directors appointed by the Board of Directors; (d) resolution of a majority of the quorum directors at any meeting; or (e) an order of any court having jurisdiction over our Company.

Item 7.  Exemption from Registration Claimed.

None.

Item 8.  Exhibits.

Exhibit

Number

  5.1      Opinion regarding Legality

  5.2      S-8 Memorandum for Plan Participants

 23.1     Consent of Branden T. Burningham, Esq.

 23.2     Consent of Gregory & Associates, LLC,

             Certified Public Accountants

 99.1     2012 Stock Option Plan

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on July 20, 2012.

REGISTRANT:

Date:	7/20/12	By:	/s/ Christopher J. Spencer
Christopher J. Spencer
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date:	7/20/12	By:	/s/ Christopher J. Spencer
Christopher J. Spencer
Chief Executive Officer and President

Date:	7/20/12	/s/ John Busshaus
John Busshaus
Chief Financial Officer and Principal Accounting Officer

Date:	7/20/12	/s/ J. Gregory Smith
J. Gregory Smith
Director

Date:	7/20/12	/s/ Denis Yevstifeyev
Denis Yevstifeyev
Director

Date:	7/20/12	/s/ Douglas Polinsky
Douglas Polinsky
Director

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, State of Pennsylvania, on April 6, 2012.

PLAN:

Date:	7/20/12	By:	/s/ Christopher J. Spencer
Christopher J. Spencer
Chief Executive Officer and President